                                                          EXHIBIT 11.1
                                                          ------------


STATEMENT RE:  COMPUTATION OF NET INCOME PER ORDINARY SHARE

                    (in thousands, except per share amounts)




                                    Three Months    Six Months
                                    Ending June 30  Ending June 30

                                    1997     1998    1997    1998
                                    ----     ----    ----    ----

BASIC

Total weighed average ordinary
 and ordinary equivalent
 Shares outstanding                 39,923   43,283  39,690  42,939
                                    ======   ======  ======  ======

Net income                           2,221    4,099   3,770  11,441
                                    ======   ======  ======  ======

Net income per Ordinary Share (1)   $ 0.06   $ 0.09  $ 0.09  $ 0.27
                                    ======   ======  ======  ======

DILUTED
Computation of ordinary and
 ordinary equivalent shares
 outstanding:

Weighted average ordinary
 shares outstanding                 39,923   43,283  39,690  42,939

Dilutive equivalent ordinary
 shares issuable upon
 exercise of options                 4,015    3,074   4,067   3,141

Total weighted average ordinary
 and ordinary equivalent shares
 outstanding                        43,938   46,357  43,757  46,080
                                    ======   ======  ======  ======

Net income                           2,221    4,099   3,770  11,441
                                    ======   ======  ======  ======

Net income per Ordinary Share (1)   $ 0.05   $ 0.09  $ 0.09  $ 0.25
                                    ======   ======  ======  ======

(1) On March 9, 1998, the Company effected a two-for-one split of its issued and outstanding ADSs. Subsequent thereto, the Company's shareholders approved a proposal at the Company's 1998 Annual General Meeting to subdivide each of the Ordinary Shares of IR37.5p into four Ordinary Shares of IR9.375p (the "Ordinary Share Split"). As a consequence of the Ordinary Share Split, effective May 22, 1998, each ADS represents and is exchangeable for one Ordinary Share. All share amounts in this exhibit give effect to the Ordinary Share Split.